Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 of IceCure Medical Ltd. (the “Company”) of our report dated April 1, 2022, relating to the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 20-F, as amended, for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.,
Certified Public Accountants
A firm in the Deloitte Global Network

Tel Aviv, Israel

September 22, 2022